Exhibit 5.1

[McGuireWoods LLP Letterhead]

November 20, 2007

Rubicon Technology, Inc.

9931 Franklin Avenue

Franklin Park, Illinois 60131

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Rubicon Technology, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,698,814 shares of your common stock, par value $0.001 per share (the “Shares”), reserved for issuance under the Rubicon Technology, Inc. 2001 Equity Plan, dated as of August 2, 2001, as amended; and the Rubicon Technology, Inc. 2007 Stock Incentive Plan dated as of August 29, 2007 (collectively, the “Plans”) and the Stock Option Agreement dated as of March 11, 2004 by and between Rubicon Technology, Inc. and Michael Mikolajczyk; the Stock Option Agreement dated as of September 9, 2004 by and between Rubicon Technology, Inc. and James Brissenden; the Stock Option Agreement dated as of September 9, 2004 by and between Rubicon Technology, Inc. and Gordon Hunter; and the Stock Option Agreement dated as of September 9, 2004 by and between Rubicon Technology, Inc. and Mitch Tyson (collectively, the “Stock Option Agreements”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans and the Stock Option Agreements.

In rendering this opinion, we have examined and relied upon (1) the Registration Statement and related prospectuses, (2) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, (3) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each of which shall be in effect upon the closing of the Company’s initial public offering of its common stock, (4) the Plans, (5) the Stock Option Agreements and (6) other records, documents, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed that (1) all information contained in all documents reviewed by us is correct, (2) all signatures on all documents reviewed by us are genuine, (3) all documents submitted to us as originals are true and complete, (4) all documents submitted to us as copies are true and complete copies of originals thereof, (5) each natural person signing any document reviewed by us had the legal capacity to do so and (6) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity. Our opinion is expressed only with respect to the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions related thereto.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans and the Stock Option Agreements, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

McGuireWoods LLP